Exhibit 99.6

HANDA LAB CO., LTD. FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Handa Lab Co., Ltd. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Handa Lab Co., Ltd. and Subsidiary (the “Company”) as of December 31, 2025, and the related consolidated statement of operations and comprehensive loss for the year ended December 31, 2025, and consolidated statement of cash flows and changes in stockholders’ equity for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s decline in sales associated with the business and net loss and negative cash flows from operations in the current period raise substantial doubt about its ability to continue as a going concern. Management’s evaluation of the events and conditions, and management’s plans regarding those matters, are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ GRASSI & CO., CPAs, P.C.

We have served as the Company’s auditor since 2025.

Glastonbury, Connecticut

March 31, 2026

Report of Independent Auditors

The Shareholders and Board of Directors
Handa Lab Co., Ltd.

Opinion

We have audited the consolidated financial statements of Handa Lab Co., Ltd. and subsidiary (the “Group”), which comprise the consolidated balance sheet as of December 31, 2024 and the related consolidated statements of operations, comprehensive loss, changes in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Group as of December 31, 2024, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the consolidated Financial Statements section of our report. We are required to be independent of the Group and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt about the Group’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 1(3) to the consolidated financial statements, the Group has incurred a net loss, has a negative working capital, and has stated that these events or conditions indicate that a material uncertainty exists that casts significant doubt on the Group’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1(3). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Group’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young Han Young

Seoul, the Republic of Korea
April 21, 2025

Handa Lab Co., Ltd. and Subsidiary
Consolidated Balance Sheets
(in US dollars)

	Notes	December 31, 2025	December 31, 2024
Assets:
Cash and cash equivalents		$461,180	553,907
Trade accounts receivable	2,3	70,298	13,320
Non-trade account receivable	4	17,606	34,607
Non-trade account receivable (Related party)	4,15	—	68,027
Short-term financial instruments		—	204,082
Inventories	5	3,974	16,593
Prepaids and other current assets		4,356	1,914
Total current assets		557,414	892,450

Property, plant and equipment, net	6	305,295	292,793
Operating lease right-of-use assets	7	1,699	2,716
Intangible assets, net	14	88,787	94,358
Other non-current assets		41,192	16,405
Total non-current assets		436,973	406,272
Total assets		$994,387	1,298,722

Liabilities and Stockholders’ Equity
Liabilities:
Trade accounts payable		$9,359	1,347
Non-trade accounts payables		33,205	22,542
Contract liabilities		40,769	—
Current portion of finance lease liabilities	7	6,624	6,465
Current portion of operating lease liabilities	7	1,170	2,534
Derivative liabilities	17	81,060	-
Other current liabilities		25,826	10,883
Total current liabilities		198,013	43,771

Long-term debt	8	409,785	400,000
Long-term debt (Related party)	8,15	23,242	22,687
Finance lease liabilities (non-current)	7	8,928	13,753
Operating lease liabilities (non-current)	7	529	182
Total non-current liabilities		442,484	436,622
Total liabilities		640,497	480,393

Stockholders’ equity:
Common stock, par value of KRW 5,000 (equivalent to $ 3.5) authorized 1,500,000 shares; 380,800 shares issued and outstanding as of December 31, 2025 and 2024	11	1,514,241	1,514,241
Additional paid-in capital		(3,058)	(3,058)
Accumulated deficit		(1,033,521)	(546,796)
Accumulated other comprehensive loss		(134,399)	(158,738)
Total equity attributable to the Company and Subsidiary		343,263	805,649
Non-controlling interest		10,627	12,680
Total equity		353,890	818,329
Total liabilities and stockholders’ equity		$994,387	1,298,722

See accompanying notes to consolidated financial statements.

Handa Lab Co., Ltd. and Subsidiary
Consolidated Statements of Operations
(in US dollars)

	Notes	2025	2024
Net revenues	2	$457,569	487,909
Cost of sales		(511,609)	(334,806)
Cost of sales (Related party)	15	—	(9,794)
Total cost of sales		(511,609)	(344,600)

Gross profit		(54,040)	143,309

Other operating income	1(12)	247,430	439,490
Selling, general, and administrative expenses	1(16)	(602,514)	(736,784)
Operating loss		(409,124)	(153,985)

Other income		525	58
Other expense		(148)	(2)
Interest income		6,059	8,031
Interest income (Related party)	15	1,378	1,646
Interest expense		(5,685)	(6,273)
Loss on derivatives		(81,783)	—
Loss before tax		(488,778)	(150,525)
Income tax expense	9	—	—
Loss for the year		$(488,778)	(150,525)

Loss attributable to:
Owners of the Company		$(486,725)	(148,902)
Non-controlling interests		(2,053)	(1,623)

See accompanying notes to consolidated financial statements.

Handa Lab Co., Ltd. and Subsidiary
Consolidated Statements of Comprehensive Loss
(in US dollars)

	Notes	2025	2024
Loss for the year		$(488,778)	(150,525)

Other comprehensive income (loss):
Foreign currency translation adjustments		24,339	(116,401)
Total other comprehensive income (loss)		24,339	(116,401)
Total comprehensive loss		$(464,439)	(266,926)

Total comprehensive loss attributable to:
Owners of the Company		$(462,386)	(265,303)
Non-controlling interests		(2,053)	(1,623)

See accompanying notes to consolidated financial statements.

Handa Lab Co., Ltd. and Subsidiary
Consolidated Statements of Changes in Stockholders’ Equity
(in US dollars)

	Common stock	Additional paid-in Capital	Accumulated other comprehensive loss	Accumulated deficit	Equity attributable to owners of the Company	Non- controlling interests	Total stockholders’ equity
Balances at January 1, 2024	$1,176,095	(646)	(42,337)	(397,894)	735,218	14,303	749,521
Loss for the year	—	—	—	(148,902)	(148,902)	(1,623)	(150,525)
Foreign currency translation adjustments	—	—	(116,401)	—	(116,401)	—	(116,401)
Paid-in capital increase	338,146	(2,412)	—	—	335,734	—	335,734
Balances at December 31, 2024	$1,514,241	(3,058)	(158,738)	(546,796)	805,649	12,680	818,329

Balances at January 1, 2025	$1,514,241	(3,058)	(158,738)	(546,796)	805,649	12,680	818,329
Loss for the year	—	—	—	(486,725)	(486,725)	(2,053)	(488,778)
Foreign currency translation adjustments	—	—	24,339	—	24,339	—	24,339
Balances at December 31, 2025	$1,514,241	(3,058)	(134,399)	(1,033,521)	343,263	10,627	353,890

See accompanying notes to consolidated financial statements

Handa Lab Co., Ltd. and Subsidiary
Consolidated Statements of Cash Flows
(in US dollars)

	2025	2024
Cash flows from operating activities
Loss for the year	$(488,778)	(150,525)

Adjustments to reconcile loss for the year to net cash used in operating activities
Depreciation and amortization	20,647	12,197
Amortization of Intangible Assets	20,405	21,165
Interest expenses	5,684	6,273
Interest Income	(7,417)	(9,677)
Loss on valuation of derivative instruments	81,783	—
Interest received	10,051	12,767
Interest paid	(5,778)	(6,224)
Income taxes paid	(71)	(1,675)
Others	—	(366)
Change in operating assets and liabilities
Accounts receivable	(57,157)	227,447
Non-trade account receivable	24,293	(3,996)
Inventories	13,141	178,712
Other assets	(2,345)	9,537
Accounts payable	8,050	(200,164)
Contract liabilities	41,133	(159,482)
Non-trade accounts payables	10,295	(9,380)
Other liabilities	14,807	(14,681)
Net cash used in operating activities	(311,257)	(88,072)

Cash flows from investing activities
Acquisitions of property, plant and equipment	(28,064)	(29,954)
Acquisition of short-term financial instruments	—	(329,917)
Proceeds from short-term financial instruments	210,938	291,793
Proceeds from government grants	11,460	37,846
Acquisition of intangible assets	(21,887)	(8,179)
Increase in leasehold deposits	(15,942)	(24,451)
Insurance of loans	(17,578)	(461,884)
Collection of loans	70,313	388,569
Net cash provided by (used in) investing activities	209,240	(136,177)

Cash flows from financing activities
Proceeds from long-term borrowings	—	244,395
Paid in capital increase	—	338,146
Payment of finance lease liabilities	(5,207)	(25,366)
Stock issuance costs	—	(2,412)
Net cash (used in) provided by financing activities	$(5,207)	554,763

Effect of exchange rate changes on cash and cash equivalents	14,497	(70,958)
Decrease (increase) in cash and cash equivalents	(107,224)	330,514
Cash and cash equivalents as of beginning of year	553,907	294,351
Cash and cash equivalents as of end of year	$461,180	553,907

See accompanying notes to consolidated financial statements.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies

(1)	Description of Business

Handa Lab Co., Ltd. (the “Company”) and subsidiary (collectively, the “Group”), established in 2021, specialize in the manufacture and sale of intelligent monitoring systems, machine vision and laser testing systems, data gathering systems. The Company offers a diverse range of equipment and software, tailored to meet specific customer requirements in terms of specifications, functions, standards, and delivery timelines. Handa Corporation Co., Ltd., in which the Company holds a 60% stake, was established in 2023 and specializes in the manufacture and sale of intelligent robotic systems.

(2)	Basis of Presentation

These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) assuming the Group will continue as a going concern.

Also, the accompanying consolidated financial statements include the accounts of Handa Lab Co., Ltd. and subsidiary in accordance with ASC 810-Consolidation. All intercompany balances and transactions have been eliminated in consolidation.

(3)	Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, substantial doubt about the Group’s ability to continue as a going concern exists.

Primarily due to a decline in sales associated with the business, the Group incurred a loss for the year of $488,778 and net cash outflows from operations of $311,257 for the year ended December 31, 2025. As of December 31, 2025, the Group had a net working capital deficit of $101,779 and cash and cash equivalents of $461,180. Absent any other action, the Group will require additional liquidity to continue its operations over the next 12 months.

The Group is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring of operations to grow revenues and decrease expenses. However, given the economic environment and the Group’s current capabilities, the Group may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Group will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Group were unable to continue as a going concern.

(4)	Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of fixed assets; allowance for credit losses, deferred tax assets, inventory, lease liabilities and right-of-use assets, and income tax uncertainties, and other contingencies.

(5)	Cash and Cash Equivalents

The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(6)	Financial Instruments

Financial instruments are classified based on the business model for managing the financial assets and the contractual cash flow characteristics of the financial asset. The Group considers the contractual terms of the relevant financial instrument and assesses whether the contractual cash flows consist solely of payments of principal and interest on the principal amount outstanding. As of the end of the reporting period, the Group’s short-term financial instruments are entirely composed of short-term deposits.

(7)	Allowance for Credit Losses

The Group records an allowance for credit losses under Subtopic 326-20 Financial Instruments — Credit Losses — Measured at Amortized Cost for the current expected credit losses inherent in its financial assets measured at amortized cost and contract assets. Allowance for credit losses is a valuation account deducted from the amortized cost basis to present the net amount expected to be collected.

The estimate of expected credit losses includes expected recoveries of amounts previously written off as well as amounts expected to be written off. The estimate of expected credit losses is based on the Group’s historical loss experience, adjusted for current and reasonable and supportable forecasts of economic conditions and other pertinent factors affecting the Group’s customers such as known credit risk or industry trends.

The allowance is estimated over the contractual term of the financial asset adjusted for expected prepayments. The contractual term excludes any extensions, renewals and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Group does not have any off-balance-sheet credit exposures. Subsequent changes (favorable and unfavorable) in expected credit losses each period are recognized immediately in net income as a credit loss expense or a reversal of credit loss expense.

Trade accounts receivable

The Group uses an aging schedule to estimate the allowance for credit losses for trade accounts receivable. This method categorizes trade receivables into different groups based on industry and the number of days past due. Past due status is measured based on the number of days since the payment due date. Trade receivables are evaluated individually for expected credit losses if they no longer share similar risk characteristics. The Group determines that the receivables no longer share similar risk characteristic if they are past due balances over 90 days and over a specified amount. The Group evaluates the collectability of trade accounts receivables with payments that are more than 90 days past due on an individual basis to determine if any are deemed uncollectible. Trade accounts receivable balances are deemed uncollectible and written off as a deduction from the allowance after all means of collection have been exhausted (see Note 3).

(8)	Trade Accounts Receivable

Trade accounts receivable is recorded at the invoiced amount, net of an allowance for credit losses and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows.

(9)	Inventories

Inventories are stated at the lower of cost and net realizable value. The cost of inventories is determined by the specific identification method for raw materials, work in progress and finished goods.

(10)	Revenue Recognition

The Group recognizes revenue when it satisfies performance obligations under the terms of its contracts and when control of its products is transferred to its customers, in an amount that reflects the consideration the Group expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identifiable in the contract. The Group considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use of, and obtain substantially all of the remaining benefits from, the product.

Taxes assessed by a government authority that are imposed on and concurrent with a specific revenue-producing transaction and that are collected by the Group from customers are excluded from revenue.

The Group’s primary source of revenue is product revenue from the sale of intelligent monitoring systems, machine vision and laser testing systems, and data gathering systems. The Group does not act as an agent in any of its revenue arrangements. Contracts with customers generally specify the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract; however, such contracts do not include a significant financing component. In addition, contracts typically do not include variable consideration, as prices are fixed and provisions such as rebates or discounts are not provided.

The Group provides assurance-type warranties on all of its products. These warranties are not separate performance obligations under ASC Topic 606. There were no loss contingencies related to warranties recorded as of December 31, 2025 and 2024.

Contract Liabilities

Contract liabilities consist of amounts invoiced or paid by the Group’s customers for which the related performance obligations have not yet been satisfied and, accordingly, revenue has not yet been recognized in accordance with the Group’s revenue recognition policy described above.

Contract liabilities are reported on an individual contract basis at the end of each reporting period. Contract liabilities are classified as current in the consolidated balance sheets when the related revenue is expected to be recognized within one year of the balance sheet date and as non-current when the related revenue is expected to be recognized more than one year after the balance sheet date.

(11)	Property, Plant, and Equipment and Intangible Assets

Property, plant, and equipment are stated at cost. Plant and equipment under finance leases are stated at the present value of the lease payments. Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 40 years, while the estimated useful lives of machinery and equipment, vehicles, furniture and fixtures are 5 years.

Intangible assets are stated at cost. Amortization of intangible assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of patents is 7 years, while the estimated useful life of software is 5 years.

Once an asset is identified for retirement or disposition, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded.

(12)	Government grants

The Group receives grants from local government agencies and public institutions in connection with asset acquisitions and research activities that are necessary for the Group’s operating activities. Government grants are recognized when there is reasonable assurance that the Group will comply with the relevant conditions and that the grants will be received, and are accounted for either as a reduction of the carrying amount of the related assets or as income, depending on the nature of the grants.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

Government grants related to assets are presented in the consolidated balance sheets as a deduction from the carrying amount of the related assets. Government grants that are not related to the acquisition of assets are treated as income-related grants and are presented as other operating income in the consolidated statements of operations. Other operating income of the Group consists primarily of government support income.

For the years ended December 31, 2025 and 2024, the Group recognized asset-related grants of $11,460 and $37,846, respectively, which were netted against the carrying amounts of the related assets on the consolidated balance sheets, and income-related grants of $247,430 and $439,490, respectively, which were recognized in other operating income.

There is no comprehensive accounting standard under U.S. GAAP that specifically addresses government grants received by for-profit entities. In the absence of such guidance, the Group has elected to apply an accounting policy by analogy to IAS 20, Accounting for Government Grants and Disclosure of Government Assistance, which is commonly accepted in practice under U.S. GAAP. The Group believes that this accounting policy appropriately reflects the economic substance of the transactions, enhances comparability with other industry participants, and is applied consistently to similar transactions.

(13)	Leases

The Group has entered into various operating lease agreements for office space, transportation equipment, and office equipment. The Group determines whether an arrangement is a lease, or contains a lease, at inception and records the leases in its consolidated financial statements upon lease commencement, which is the date when the underlying asset is made available for use by the lessee.

The Group has lease agreements that include both lease and non-lease components and has elected to apply the practical expedient to account for the lease and non-lease components together as a single combined lease component.

The Group has elected not to recognize short-term leases on the consolidated balance sheets if the lease term is 12 months or less at lease inception and the leases do not contain purchase options or renewal terms that the Group is reasonably certain to exercise. All other lease assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Because most of the Group’s leases do not provide an implicit interest rate, the Group uses its incremental borrowing rate, based on information available at the lease commencement date, to determine the present value of lease payments.

The Group’s leases, for which the Group is the lessee, often include options to extend the lease term for up to 10 years. Certain leases also include options to terminate the lease prior to the end of the agreed-upon lease term. For purposes of measuring lease liabilities, the lease term includes extension or termination options when it is reasonably certain that the Group will exercise such options.

Lease expenses for operating leases are recognized on a straight-line basis over the lease term and are classified as cost of sales or selling, general, and administrative expenses, depending on the nature of the leased asset. Depreciation expense for finance lease assets is recognized over the lease term and classified as cost of sales or selling, general, and administrative expenses, depending on the nature of the leased asset. Interest expense on finance lease liabilities is recognized as interest expense in the consolidated statements of operations over the lease term.

(14)	Equipment Maintenance Activities

The Group incurs maintenance costs on its major equipment. Repair and maintenance costs are expensed as incurred.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(15)	Other Assets

Other current assets and other assets consist of prepaid expenses, prepaid value added tax, advance payments, leasehold deposits, etc.

(16)	Research and Development Costs

Research and development (“R&D”) costs are expensed as incurred because the Group did not meet the criteria (technical feasibility, intention to complete and use or sell, ability to use or sell) for the capitalization of development costs. As of the end of the current period, the Group is conducting R&D on an autonomous driving monitoring system and an autonomous robot for electric vehicle automatic charging. Research and development costs include employee compensation and salary, utilities and administrative expenses directly related to Group’s various ongoing R&D projects. Those R&D activities are also supported financially under government programs and other public projects. The government grants received under these programs and projects are recorded in other income. All research and development costs were included under selling general and administrative expenses and amounted to $236,728 and $324,320 for the years ended December 31, 2025 and 2024, respectively.

(in US dollars)	2025	2024
Research and development costs
Utilities and administrative expenses	$43,453	2,487
Employee compensation, salary and others	193,275	492,171
Total	$236,728	494,658

(17)	Income Taxes

Income taxes are accounted for under the asset and liability method.

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized to the extent that it is more likely than not that sufficient taxable income will be available to realize the related tax benefits. The Group recognizes and measures uncertain tax positions taken or expected to be taken in a tax return utilizing a two-step process. In the first step, recognition, we determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that has a likelihood of greater than 50% of being realized upon ultimate settlement. In December 2023, the FASB issued ASU No. 2023-09, Improvements to Income Tax Disclosures (Topic 740). The ASU requires disaggregated information about a reporting Group’s effective tax rate reconciliation as well as additional information on income taxes paid. The ASU became effective on a prospective basis for the Group for the year-end December 31, 2025. The effect of ASU 2023-09 is reflected in Note 9. Management has concluded that the adoption of this standard will not have a material impact on the Company’s financial statements.

(18)	Pension and Other Post retirement Plans

The Group has a defined contribution plan in which the consolidated entity pays specified contributions into a separate entity, and the contribution is recognized as an expense when it is paid.

(19)	Impairment of Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Group first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment loss is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

1. Summary of Significant Accounting Policies (cont.)

(20)	Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(21)	Fair Value Measurements

The Group uses valuation approaches that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Group determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

●	Level 1:	Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

●	Level 2:	Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

●	Level 3:	Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

(22)	Foreign Currency

The functional currency of Handa Lab Co., Ltd. and subsidiary is the Korean Won. Transactions in foreign currencies are translated into the functional currency of the Group at the exchange rates at the dates of the transactions. Assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the “effect of exchange rate changes on cash and cash equivalents” in the consolidated statements of cash flows.

Assets and liabilities of the Group are translated into US dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Group are translated into US dollars using average rates that approximate those in effect during the period. Foreign currency translation adjustments are included in “accumulated other comprehensive income (loss)”, a separate component of Stockholders’ equity.

(23)	New Accounting Standards and Interpretations Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Reporting Comprehensive Income—Expense Disaggregation Disclosures, which becomes effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027. The standard requires to disclose disaggregated information about certain income statement expense line items. The Group has not yet completed its detailed assessment of the impact of this standard. Management is currently evaluating the potential effects of the new disclosure requirements on the Group’s financial statement presentation and related disclosures. At this time, the Group has not identified any material impact on its financial statements; however, the evaluation remains ongoing.

In November 2024, the FASB issued ASU 2024-04, Debt—Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments. This ASU clarifies the requirements for determining whether certain settlements of convertible debt instruments should be accounted for as induced conversions. ASU 2024-04 is effective for the Group’s annual reporting periods beginning after December 15, 2025. Adoption is either with a prospective method of transition or a retrospective method of transition that is retrospective to the later of the beginning of earliest period presented and the date the entity adopted ASU 2020-06. Early adoption is permitted for all entities that have adopted ASU 2020-06. The Group does not expect the adoption of ASU 2024-04 to have a material effect on its financial statements.

In July 2025, the FASB issued ASU 2025-05, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets (“ASU 2025-05”). ASU 2025-05 provides a practical expedient that all entities can use when estimating expected credit losses for current accounts receivable and current contract assets arising from transactions accounted for under ASC 606, Revenue from Contracts with Customers. Under this practical expedient, an entity is allowed to assume that the current conditions it has applied in determining credit loss allowances for current accounts receivable and current contract assets remain unchanged for the remaining life of those assets. ASU 2025-05 is effective for fiscal years beginning after December 15, 2025, and interim reporting periods in those years. Entities that elect the practical expedient and, if applicable, make the accounting policy election are required to apply the amendments prospectively.

The Group does not expect the standard to have a material effect on its financial statements.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

2. Significant Risks and Uncertainties Including Business and Credit Concentrations

The Group manufactures smart monitoring visual system and laser inspection systems. The specifications, functions, and delivery dates vary depending on the demand of customers. After receiving orders from customers, the Group manufactures and sells those products.

The Group’s operating segment is a single segment and compose of equipment and machine manufacturing segment, and as of the end of the reporting period, assets and liabilities of the segment is the same as the attached financial statements. The manufacturing periods vary per project, ranging from as short as one month to over a year. For the year, sales amounted to approximately $457,569, all of which were generated domestically.

Sales to a small number of major customers account for all of the Group’s total net revenue. The Group is making efforts to gain new customers by continuously expanding its sales activities. If orders from existing major customers decrease, there is a possibility of a loss of sales, which may adversely affect business results.

For the year ended December 31, 2025, the customers accounting for 10% or more of total revenue are Customer C, and Customer D, and Customer E, and Customer F, and Customer G, with revenues of $51,539, $114,188, $65,218, $56,644, and $100,124, respectively. For the year ended December 31, 2024, the customers accounting for 10% or more of total revenue are Customer H, and Customer C, and Customer I, and Customer D, with revenues of $84,606, $86,116, $52,054 and $194,284, respectively.

The following table disaggregates trade accounts receivable and contracts assets by major customers.

(in US dollars)	2025	2024
Trade accounts receivable and contracts assets by customers
Customer A	$14,106	8,082
Customer B	—	5,238
Customer C	56,192	—
Total	$70,298	13,320

3. Trade Accounts Receivable

There was no allowance for credit losses related to trade accounts receivable recorded as of December 31, 2025 and 2024.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

4. Non-Trade Account Receivable

Non-trade account receivables consist of accrued income and refundable tax. The Group disaggregates the non-trade account receivable by type of financing receivable when assessing and monitoring risk and performance of the entire portfolio.

Non-trade account receivables are unsecured and generally have terms of less than one year, requiring payments of principal at maturity.

The amortized cost basis of non-trade account receivable, net as of December 31, 2025 and December 31, 2024, respectively, was as follows:

(in US dollars)	December 31, 2025	December 31, 2024
Non-trade account receivable, net:
Short-term loan receivable (Related party)	$17,423	68,027
Other receivables	183	34,607
Total	$17,606	102,634

There were no allowances for credit losses related to non-trade account receivable recorded as of December 31, 2025 and 2024.

5. Inventories

Details of inventories as of December 31, 2025 and 2024 were as follows:

(in US dollars)	2025	2024

Work in process	$3,974	16,593

Total	$3,974	16,593

There were no write-downs of inventories recorded for the years ended December 31, 2025 and 2024.

6. Property, Plant and Equipment

(1)	Details of Property, plant and equipment as of December 31, 2025 and 2024 were as follows:

	Useful	Initial Cost		Carrying Amount
(in US dollars)	Lives	2025	2024	2025	2024
Land	—	$26,149	25,525	26,149	25,525
Buildings	40	241,670	235,900	219,517	220,173
Machinery and equipment(*)	5	99,569	97,191	928	1,226
Vehicles(*)	5	18,849	18,399	—	—
Furniture and fixtures(*)	5	108,376	78,636	24,780	22
Finance lease right of use assets	4	52,194	50,947	33,921	45,847
Total		$546,807	506,598	305,295	292,793

(*)	The government grants related to assets have been deducted from the related asset accounts.

Total depreciation for the years ended December 31, 2025 and 2024 was $20,647 and $12,197, respectively.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

6. Property, Plant and Equipment (cont.)

(2)	As of December 31, 2025, the details of property, plant and equipment pledged as collateral were as follows:

Collateral Provided Asset	Net Carrying Value	Pledged Amount	Creditor	Relevant Debt Amount
Land	$26,149	$240,853	Hana Bank	$200,711
Buildings	219,517

7. Leases

The Group has operating leases for corporate offices and certain office equipment. Operating lease assets and liabilities are included in operating lease right-of-use assets and operating lease liabilities, respectively, on the consolidated balance sheets.

Lease agreements of office space include renewal options for up to 10 years, renewable annually under the Commercial Building Lease Protection Act in Korea. Because the Group is not reasonably certain to exercise these renewal options, the options are not considered in determining the lease term, and associated potential option payments are excluded from lease payments.

The Group’s leases generally do not include termination options for either party to the lease or restrictive financial or other covenants. Payments due under the lease contracts include fixed payments.

(1)	The components of lease expense for the years ended December 31, 2025 and 2024 were as follows:

(in US dollars)	2025	2024
Operating lease expense	$3,798	3,758
Finance lease expense:
Amortization of right of use assets	13,165	5,496
Interest on lease liabilities	1,842	1,087
Short-term lease expense	144	301
Total	$18,949	10,642

(2)	Amounts presented in the consolidated balance sheet as of December 31, 2025 and 2024 were as follows:

(in US dollars)	2025		2024
Operating Leases:
Operating lease ROU assets	$

Long-term operating lease liabilities		529	182
Current portion of long-term and short-term operating lease liabilities		1,170	2,534
Total		$1,699	2,716

Finance Leases:
Finance lease ROU assets		$52,194	50,947
Accumulated amortization assets		(18,273)	(5,100)
Total		33,921	45,847

Long-term finance lease liabilities		8,928	13,753
Current portion of long-term finance lease liabilities		6,624	6,465
Total		$15,552	20,218

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

7. Leases (cont.)

(3)	Other information related to leases as of December 31, 2025 and 2024 was as follows:

(in US dollars)	2025	2024
Cash paid for amounts included in the measurement of lease liabilities:
Cash used in operations for operating leases	$3,587	3,465
Cash used in operations for finance leases	7,049	25,366

ROU assets obtained in exchange for lease obligations:
Operating leases	$1,873	—
Finance leases	$—	54,907

Reductions to ROU assets resulting from reductions to lease obligations:
Operating leases	$(2,965)	(3,277)
Finance leases	$(13,165)	(5,496)

Weighted average remaining lease term:
Operating leases	1.19 years	0.93 years
Finance leases	2.82 years	3.56 years

Weighted average discount rate:
Operating leases	9.52%	10.23%
Finance leases	9.92%	9.93%

(4)	Maturities of lease liabilities under noncancellable leases as of December 31, 2025 are as follows:

(in US dollars) Maturities	Operating leases	Finance leases
2026	3,824	6,987
2027	2,318	6,987
2028	—	3,696
Undiscounted lease payments	6,142	17,670
Less: imputed interest	(4,443)	(2,117)
Lease liabilities	$1,699	15,552

8. Debt

(1)	Long-Term Debt

Details of the carrying amounts of long-term debt as of December 31, 2025 and 2024 were as follows:

(in US dollars) Description	Maturity Date	Interest Rate (%)	Borrowing Limit	December 31, 2025	December 31, 2024
Facility loans(*1)(*2)	May 2027	1.06 ~ 2.04	$200,711	$200,711	195,918
Working capital loans(*3)(*4)	May 2029	0.46 ~ 0.51	209,074	209,074	204,082
Loan from the Company’s CEO	Sep 2028	0	23,242	23,242	22,687
Less: current portion of long-term debt				—	—
Long-term debt				$433,027	422,687

(*1)	As of the end of the reporting period, the Group is providing its land and buildings as collateral to Hana Bank in connection with the facility loans, and the building is currently being used as the Group’s research center (See note 6).

(*2)	The Group receives a 3% interest rate subsidy provided for loans by Cheongju City Government.

(*3)	As of the end of the reporting period, the Group is provided with a payment guarantee from the Korea Technology Finance Corporation.

(*4)	The Group receives a 5.5% interest rate subsidy provided for loans by Korea Institute for Advancement of Technology.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

8. Debt (cont.)

(2)	Future principal payments for long-term debt as of December 31, 2025 are as follows:

(in US dollars) Maturities	Long-term debt
2026	$—
2027	255,252
2028	132,324
2029	45,451
Total	$433,027

9. Income Taxes

We are subject to income taxation through primarily in Republic of Korea.

(1)	There was no income tax (benefit) expense recorded attributable to current taxes and deferred taxes.

(2)	The components of loss before income taxes were as follows:

(in US dollars)	2025	2024
Korea	$(488,778)	(150,525)

(3)	Differences between the provision at the local statutory rate and the provision recorded at the consolidated level were as follows:

(in US dollars)	2025	2024
Taxes computed at the local statutory rate	$(53,400)	(14,902)
Differences resulting from:
Non-taxable income		—
Other non-deductible expense	(5,785)	394
Tax credit	(135,054)	(47,553)
Change in valuation allowance	194,241	61,658
Other	(2)	403
Income tax (benefit) expense	$—	—
Effective tax rate	—	—

The Group’s primary business operations are conducted in Korea and are subject to Korea’s corporate income tax law.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

9. Income Taxes (cont.)

(4)	The income tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities were as follows:

(in US dollars)	2025	2024
Deferred tax assets:
Provision and allowances	$431
Accrued vacation	2,496	1,632
Lease liabilities	1,898	2,096
Losses on valuation of derivatives	8,917	—
Depreciation	9,641	5,931
Accrued expense	888	423
NOL(net operating loss) carry-forward(*1)	46,542	31,598
Tax credit carry-forward(*2)	230,049	93,891
Government subsidies(*3)	14,451	16,874
Account receivable	8,163	—
Contract liability	4,485	—
Note receivable(prepaid Vat)	—	13
Accrued payable	—	81
Intangible asset(*4)	94,046	61,505
Raw material	1,512	3,603
Advanced payments	5,627	4,943
Advanced received	817	718
Other deposit	1,626	1,957
Long-term borrowing	2,557	2,246
Deferred tax assets before Valuation Allowance	434,146	227,511
Valuation Allowance	(392,216)	(184,440)
Total deferred tax asset	41,930	43,071

Deferred tax liabilities:
Accrued income	(20)	(426)
Right-of-use assets	(3,918)	(4,633)
Property, plant and equipment	(20,495)	(17,923)
Allowance for impairment	(14,451)	(16,874)
Note receivable (prepaid VAT)	(7)	—
Work in process	(437)	(1,643)
Prepaid expense	—	(14)
Lease deposit	(650)	(1,558)
	(1,952)
Total deferred tax liabilities	(41,930)	(43,071)
Net deferred tax assets	$—	—

(*1)	Net operation loss carryover is available to be utilized for 15 years from the year of occurrence. The expiration years are as follows: $1,613 will expire in 2036, $15,879 will expire in 2037, $4,305 will expire in 2038, $14,171 will expire in 2039, and $10,574 will expire in 2040.
(*2)	The tax credit carryover consists of the R&D tax credit and the integrated tax credit for employment, in the amounts of $93,156 and $136,893, respectively. The R&D tax credit will expire in the amounts of $4,366 in 2033,$ $9,266 in 2034 and $79,524 in 2035, while the integrated tax credit for employment will expire in the amounts of $37,692 in 2033, $44,864 in 2034 and $54,337 in 2035.

(*3)	It primarily resulted from a temporary difference in the tax treatment related to government grants for acquisition of assets.

(*4)	It resulted from a temporary difference in the tax treatment of capitalization of development costs.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

10. Uncertain Tax Positions

There were no unrecognized tax benefits as of December 31, 2025 and 2024.

11. Stockholder’s Equity

The Company has 1,500 thousand shares of authorized stock, consisting of common stock, par value KRW 5,000 (equivalent to $3.5) per share, all of which are issuable. As of December 31, 2025, there were 380,800 shares of common stock outstanding. In 2024, a total of 89,000 shares were issued through a paid-in capital increase.

Common Stock

Holders of common stock are entitled to one vote per share, and to receive dividends and, upon liquidation or dissolution, are entitled to receive all assets available for distribution to stockholders. The holders have no pre-emptive or other subscription rights, and there is no redemption or sinking fund provisions with respect to such shares.

Dissenting Shareholder Appraisal Rights

In connection with the share exchange transactions contemplated by the share exchange agreements dated February 10, 2025, as amended (collectively, the “Agreements”), by and among the Company, EMT Sub Co., Ltd. (“EMT Sub”), and the other operating companies party thereto, shareholders who formally dissented at the general meeting of shareholders held to approve the share exchange (the “Share Exchange EGM”) were granted statutory appraisal rights under the Korean Commercial Code (the “Appraisal Rights”).

Pursuant to the Agreements, dissenting shareholders may obtain the Appraisal Rights by delivering to the Company, within 20 days from the date of the Share Exchange EGM, a written notice identifying the class and number of shares for which appraisal rights are elected (the “Appraisal Shares”). Upon receipt of valid notice, the Company is contingently required to repurchase the Appraisal Shares within two (2) months, provided the Share Exchange remains in effect and the dissenting shareholder does not withdraw its notice (by mutual agreement with the Company), after which any unpaid amount will begin to accrue interest at a statutorily dictated 6% interest rate per annum. The repurchase price for Appraisal Shares is determined by mutual agreement between the Company and the applicable dissenting shareholder through the Agreements.

Management accounts for these appraisal rights as a liability under ASC 480 measured at fair value, with changes recognized in earnings, until the obligation becomes unconditional at merger close. As of December 31, 2025, the fair value of the contingent, freestanding financial instrument was immaterial.

12. Pension (Defined Contribution Plan)

The Group has a defined contribution plan. Under this plan, the Group pays specified amounts of contributions into a separate fund. These contributions are recognized as expenses when they are paid. The expenses related to post-retirement benefit plans under the defined contribution plans for the years ended December 31, 2025 and 2024 were as follows:

(in US dollars)	2025	2024
Expense related to post-retirement benefit plans under defined contribution plans	$61,728	50,861

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

13. Supplemental Cash Flow Information

(in US dollars)	2025	2024
Supplemental disclosure of cash flow information:
Cash receipt during the period for interest	$10,051	12,767
Cash paid during the period for interest	(5,778)	(6,224)
Income taxes paid	(71)	(1,675)
Newly recognized right-of-use assets	1,873	54,907

14. Intangible Assets

(1)	Details of intangible assets for the year ended December 31, 2025 were summarized as follows:

(in US dollars)	Useful lives	Initial value	Accumulated Amortization	Government grants	Book value
Patents	7 years	$166,207	(67,813)	(16,827)	81,567
Software	5 years	67,028	(38,322)	(28,706)	—
Under construction		11,559	—	(4,339)	7,220
Total		$244,794	(106,135)	(49,872)	88,787

(2)	Details of intangible assets for the year ended December 31, 2024 were summarized as follows:

(in US dollars)	Useful lives	Initial value	Accumulated Amortization	Government grants	Book value
Patents	7 years	$144,896	(44,989)	(5,794)	94,113
Software	5 years	65,011	(24,349)	(40,662)	—
Under construction		7,866	—	(7,621)	245
Total		$217,773	(69,338)	(54,077)	94,358

15. Related Party Transactions

(1)	The Group’s list of related parties is as follows:

Relationship	Name of Related Party
Primary owners with more than 10% of shares	CLEVER Co., LTD
Korea National University of Transportation Technology Holding Co., Ltd
SANG MIN KIM(CEO)

(2)	Related party transactions between companies’ cost of sales and interest income, which were included in the consolidated financial statements:

Related parties	Transactions	2025	2024
CLEVER Co., LTD	Cost of sales	$—	9,794
	Interest income	1,378	1,646

(3)	Amounts of receivables and borrowings from related parties were as follows:

Related parties	Balances	2025	2024
CLEVER Co., LTD	Non-trade account receivable (Short-term loan receivable)	$—	68,027
SANG MIN KIM (CEO)	Long-term debt	23,242	22,687

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

15.	Related Party Transactions (cont.)

(4)	Changes in the short-term loan receivable from the related party for the year ended December 31, 2025 were as follows:

(in US dollars)	December 31, 2024	Increase	Decrease	Others	December 31, 2025
Non-trade account receivable (Short-term loan receivable)	$68,027	—	(70,313)	2,286	—

(5)	Changes in the borrowings from the related party for the year ended December 31, 2025 were as follows:

(in US dollars)	December 31, 2024	Increase	Decrease	Others	December 31, 2025
Long-term debt (Loan from the Company’s CEO)	$22,687	—	—	555	23,242

16. Commitments and Contingencies

As of December 31, 2025, the Group has evaluated its commitments and contingencies and determined that no material commitments or contingencies exist.

17.	Fair Value Measurements

(1)	The following summarizes our financial liabilities that are measured at fair value on a recurring basis:

(in US dollars)	Classification	Measurement Level	2025	2024
Dissenting Shareholder Appraisal Rights	Financial liabilities	Level 3	$81,060	-

As of December 31, 2025, the Company’s share repurchase liabilities related to dissenting shareholder appraisal rights (“DSAR put option”) is classified as Level 3 within the fair value hierarchy due to the use of significant unobservable inputs.

The change in fair value of the DSAR put option resulted in a loss of $81,060 for the year ended December 31, 2025, which was recognized in the statements of operations within loss on share repurchase liabilities.

(2)	Valuation of DSAR Put Option

The DSAR put option represents a freestanding financial instrument that provides dissenting shareholders with the right to require the Company to repurchase their shares at a predetermined price, contingent on closing of the Share Exchange Agreement described in Note 11. The Company accounts for this instrument at fair value, with changes in fair value recognized in earnings, in accordance with ASC 480.

Handa Lab Co., Ltd. and Subsidiary
Notes to the Consolidated Financial Statements

17.	Fair Value Measurements (cont.)

The fair value of the DSAR put option is determined using a valuation model based on the difference between:

(1)	the present value of the expected cash settlement amount (including statutory interest), and

(2)	the present value of the underlying share value to be received in a share exchange transaction

The valuation incorporates significant assumptions, including:

(1)	expected cash settlement value based on contractual terms and statutory interest rates

(2)	estimated fair value of the Company’s shares

(3)	probability of occurrence of the underlying transaction

(4)	discount rates reflecting the time value of money

Due to the use of significant unobservable inputs, the DSAR put option is classified as a Level 3 financial liability.

18. Subsequent Events

The Group has evaluated subsequent events from December 31, 2025 to the date the unaudited consolidated financial statements were available to be issued.

The Company incurred an obligation of approximately KRW 2,786,000,000 (approximately $1.85 million) to Clever Co., Ltd. (“Clever”) following Clever’s exercise of appraisal rights as a dissenting shareholder in connection with the 2025 share exchange. Clever obtained a court order in Korea attaching certain bank accounts of the Company; however, the Company does not dispute the obligation and expects to satisfy the payment in the near term, with the remaining matter relating solely to timing consistent with other similarly situated creditors. Management has determined that this matter is not material and does not expect any material litigation, costs, or long-term impact, and the obligation has been appropriately reflected in the Group’s consolidated financial statements.

In January 2026, the Company completed a comprehensive share exchange transaction pursuant to the approved share exchange agreement and became a wholly owned subsidiary of EMT Sub Co., Ltd.

Under the share exchange, all outstanding shares of Handa Lab were transferred to EMT Sub in exchange for equity interests of EMT Sub. Existing shareholders of Handa Lab received shares of EMT Sub at an exchange ratio of 0.004138 shares of EMT Sub for each share of Handa Lab common stock. No cash consideration was paid in connection with the share exchange, except for payments related to dissenting shareholders.

Certain shareholders exercised their appraisal rights under the Korean Commercial Law. Shareholders were entitled to exercise such rights from May 16, 2025, the date of the notice of the shareholders’ meeting, through the closing of the shareholders’ meeting on June 2, 2025. As a result, the Company recognized a payable to dissenting shareholders in 2025.

The obligation to settle the appraisal rights remains with the Company; however, the funding required to satisfy such obligation is expected to be provided by Evolution Metals & Technologies Corp.

Upon the closing of the share exchange transaction in January 2026, the Company obtained shares of its parent company, Evolution Metals and Technologies Corp. (“EMAT”), in exchange for its outstanding shares. The Company intends to liquidate such shares and use the proceeds to settle the obligation to dissenting shareholders.

The payment amount was approximately $4.8 million as of the closing of the share exchange transaction and continues to accrue statutory interest until the actual payment date.